Exhibit 99.1

FOR IMMEDIATE RELEASE
Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS SECOND QUARTER 2008 RESULTS
MINNEAPOLIS, MINNESOTA, August 5, 2008. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for second quarter 2008 (thirteen weeks ended June 29, 2008).
HIGHLIGHTS FOR THE SECOND QUARTER OF 2008 INCLUDE:
•	“Other Sales” increased 68% compared to the second quarter of 2007

•	Comparable Coffeehouse Net Sales decreased 1.7%

•	Opened 12 franchise units
Speaking on behalf of the Company, Rosalyn (Roz) Mallet, commented, “The actions that we have taken over the past year are beginning to show positive results and we are making progress to improve the overall health of the company.” Added Ms. Mallet, “Our commercial and franchise business are both delivering healthy growth, indicative of the strength of the Caribou Coffee brand.”
SECOND QUARTER 2008 RESULTS
Total net sales increased $0.4 million, or 0.5%, to $63.2 million for the quarter ended June 29, 2008, from $62.8 million for the quarter ended July 1, 2007. This increase was attributable to a 68% increase in Other Sales.
Coffeehouse sales were $57.3 million in fiscal second quarter 2008, a decrease of 3.5% from the same period in the prior year. The decrease primarily reflects a 1.7% decline in comparable coffeehouse sales and 318 fewer operating coffeehouse weeks in the second thirteen weeks of fiscal 2008 as compared to the same period in fiscal 2007. Other net sales were $5.9 million in fiscal second quarter 2008, an increase of 68% over fiscal second quarter 2007. The increase was due to higher sales from new and existing commercial customers, royalties and product sales from 36 franchise coffeehouses opened during last 12 months.
General and administrative expenses decreased $0.6 million, or 7.5%, to $6.6 million during the thirteen weeks ended June 29, 2008, from $7.2 million during the thirteen weeks ended July 1, 2007. The decrease in general and administrative expenses was largely due to lower labor costs.
Store closing expense and disposal of assets increased $1.2 million to $1.3 million during second quarter 2008, from $0.1 million during second quarter 2007. The increase in closing expense and disposal of assets is primarily attributable to asset write-off and lease termination costs associated with the closing of 6 underperforming company-owned coffeehouses during the thirteen weeks ended June 29, 2008.
Reported EBITDA was $2.9 million during the thirteen weeks ended June 29, 2008, compared to EBITDA of $2.4 million during the thirteen weeks ended July 1, 2007. The year over year EBITDA increase was impacted by a $1.2 million increase in closing expense and disposal of assets. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $1.4 million, or 22.4%, to $4.6 million during the thirteen weeks ended June 29, 2008, from $6.0 million during the same period in the prior year. This decrease was due to fewer coffeehouse operating weeks in the second quarter of 2008 and the impairment of 38 company-operated coffeehouses during the last three quarters of fiscal 2007.
Coffeehouse depreciation and amortization includes $0.2 million in accelerated depreciation associated with coffeehouse asset impairments during the second quarter of fiscal 2008 as compared to $0.5 million during the same period in the prior year.
The Company’s net loss for the second quarter of 2008, was $2.5 million or ($0.13) per share compared to a net loss of $3.9 million or ($0.20) per share for the same period in 2007.
CONFERENCE CALL
Caribou Coffee will host a conference call on August 5, 2008, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Rosalyn (Roz) Mallet, and Kaye O’Leary, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-211-0353 or 1-913-312-0860 for international calls. Confirmation number is 2347705. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on August 5, 2008 through 11:59 p.m. on August 12, 2008 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 2347705. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of June 29, 2008, Caribou Coffee had 490 coffeehouses, which includes 75 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
	(Unaudited)
Coffeehouse sales	$57,267,099	$59,331,262	$113,887,162	$117,407,226
Other sales	5,916,290	3,516,123	11,052,948	7,292,789

Total net sales	63,183,389	62,847,385	124,940,110	124,700,015
Cost of sales and related occupancy costs	27,004,012	26,519,499	53,216,720	52,033,765
Operating expenses	25,815,112	27,021,720	51,209,974	53,009,181
Opening expenses	50,425	66,018	135,452	175,809
Depreciation and amortization	4,645,264	5,985,216	10,566,323	12,002,800
General and administrative expenses	6,617,706	7,153,341	14,067,245	13,757,563
Closing expense and disposal of assets	1,332,414	133,886	3,878,743	860,864

Operating loss	(2,281,544)	(4,032,295)	(8,134,347)	(7,139,967)
Other income (expense):
Interest income	2,752	45,899	20,291	79,136
Interest expense	(121,863)	(165,579)	(633,459)	(295,298)

Loss before provision (benefit) for income taxes and minority interest	(2,400,655)	(4,151,975)	(8,747,515)	(7,356,129)
Provision (benefit) for income taxes	43,861	(315,932)	49,846	(296,097)

Loss before minority interest	(2,444,516)	(3,836,043)	(8,797,361)	(7,060,032)
Minority interest	(12,956)	54,473	40,182	81,534

Net loss	$(2,431,560)	$(3,890,516)	$(8,837,543)	$(7,141,566)

Basic and diluted net loss per share	$(0.13)	$(0.20)	$(0.46)	$(0.37)

Basic and diluted weighted average number of shares outstanding	19,370,590	19,320,055	19,370,590	19,304,035

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	December 30,
	2008	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,749,930	$9,886,427
Accounts receivable (net of allowance for doubtful accounts of $50,669 and $7,989 at June 29, 2008 and December 30, 2007, respectively)	3,090,036	3,116,864
Other receivables (net of allowance for doubtful accounts of $60,828 and $9,399 at June 29, 2008 and December 30, 2007, respectively)	1,280,274	1,544,281
Income tax receivable	92,645	149,304
Inventories	10,260,257	10,228,527
Prepaid expenses and other current assets	841,412	1,690,668

Total current assets	22,314,554	26,616,071
Property and equipment, net of accumulated depreciation and amortization	74,403,518	83,798,120
Notes receivable	24,237	32,296
Restricted cash	12,229	410,831
Other assets	532,300	982,334

Total assets	$97,286,838	$111,839,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,764,996	$9,650,326
Accrued compensation	7,464,583	7,863,445
Accrued expenses	7,032,004	9,318,442
Deferred revenue	6,530,320	9,987,724

Total current liabilities	28,791,903	36,819,937

Revolving credit facility	3,000,000	—
Asset retirement liability	1,009,709	989,490
Deferred rent liability	10,307,717	11,271,186
Deferred revenue	2,742,000	2,853,500
Income tax liability	477,710	473,064
Minority interests in affiliates	73,575	144,176

Total long term liabilities	17,610,711	15,731,416
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,370,590 shares issued and outstanding at June 29, 2008 and December 30, 2007	193,706	193,706
Additional paid-in capital	124,665,330	124,231,862
Accumulated deficit	(73,974,812)	(65,137,269)

Total shareholders’ equity	50,884,224	59,288,299

Total liabilities and shareholders’ equity	$97,286,838	$111,839,652

Coffeehouse Openings and Closings

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Comparable Coffeehouse Sales (Company-Owned)	(1.7%)	1%	(2.0%)	0%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	421	442	432	440
Coffeehouses opened during the period	0	5	5	9
Coffeehouses closed during the period	6	6	22	8

Total Company-Owned at period end	415	441	415	441

Franchised:
Coffeehouses open at beginning of period	63	33	52	24
Coffeehouses opened during the period	12	6	23	15
Coffeehouses closed during the period	0	0	0	0

Total Franchised at period end	75	39	75	39

TOTAL COFFEEHOUSES AT PERIOD END	490	480	490	480

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(In thousands)
Net loss	$(2,432)	$(3,890)	$(8,838)	$(7,142)
Interest expense	122	166	634	295
Interest income	(3)	(46)	(20)	(79)
Depreciation and amortization(1)	5,207	6,526	11,627	13,110
Provision (benefit) for income taxes	44	(316)	50	(296)

EBITDA	$2,938	$2,440	$3,453	$5,888

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 212 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the second thirteen weeks of fiscal 2008. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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